Exhibit 99.1

Investor	Mike McGuire	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(401) 770-4050		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS SECOND QUARTER RESULTS

Second Quarter Year-over-year Highlights:

•	Net revenues increased 4.5% to $45.7 billion
•	GAAP diluted EPS from continuing operations of $1.07, including a $135 million, or 13 cents per share, goodwill impairment charge related to the RxCrossroads business
•	Adjusted EPS of $1.33

Year-to-date Highlights:

•	Generated cash flow from operations of $5.5 billion; free cash flow of $4.6 billion

2017 Guidance:

•  Narrowed and revised  full year GAAP diluted EPS from continuing operations to $4.92 to $5.02, including the goodwill impairment charge, from $5.02 to $5.18

•  Narrowed full year Adjusted EPS to $5.83 to $5.93 from $5.77 to $5.93

•  Provided third quarter GAAP diluted EPS from continuing operations of $1.20 to $1.23

•  Provided third quarter Adjusted EPS of $1.47 to $1.50,  reflecting the timing of operating profit between the third and fourth quarters related to the Medicare Part D operations

•  Confirmed full year cash flow from operations of $7.7 to $8.6 billion; free cash flow of $6.0 to $6.4 billion

WOONSOCKET, RHODE ISLAND, August 8, 2017 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three and six months ended June 30, 2017.

President and Chief Executive Officer Larry Merlo stated, “The second quarter results we posted today keep us nicely on pace to achieve our full-year targets. Operating profit in the Retail/LTC Segment was in line with expectations while operating profit in the Pharmacy Services Segment exceeded expectations. At the same time, we have generated substantial free cash flow year-to-date and continued to return significant value to our shareholders through dividends and share repurchases. While we are pleased to report results consistent with our expectations, we won’t be satisfied until the total enterprise returns to healthy levels of earnings growth.”

Mr. Merlo continued, “Given our performance in the first half and our confidence in our expectations for the back half of this year, we are narrowing and raising the midpoint of our Adjusted EPS guidance for 2017. Additionally, our differentiated value proposition continues to resonate in the marketplace. The 2018 selling season is shaping up to be another successful one for our PBM, with solid gross and net new business achieved to date.”

Revenues

Net revenues for the three months ended June 30, 2017 increased 4.5%, or $2.0 billion, to $45.7 billion, up from $43.7 billion in the three months ended June 30, 2016.

Revenues in the Pharmacy Services Segment increased 9.5% to $32.3 billion in the three months ended June 30, 2017. This increase was primarily driven by growth in pharmacy network claim volume as well as brand inflation and specialty pharmacy volume,  partially offset by increased generic dispensing and price compression. Pharmacy network claims processed during the three months ended  June 30, 2017 increased 10.3% on a 30-day equivalent basis, to 376.0 million, compared to 340.9 million in the prior year. The increase in pharmacy network claim volume was primarily due to an increase in net new business. Mail choice claims processed during the three months ended June 30, 2017 increased 5.2%, on a 30-day equivalent basis, to 65.6 million, compared to 62.3 million in the prior year. The increase in the mail choice claim volume was primarily driven by continued adoption of our Maintenance Choice® offerings and an increase in specialty pharmacy claims.

Revenues in the Retail/LTC Segment decreased 2.2% to $19.6 billion in the three months ended June 30, 2017. The decrease was largely driven by a 2.6% decrease in same store sales, an increase in the generic dispensing rate and continued reimbursement pressure.

Pharmacy same store sales decreased 2.8% and were negatively impacted by approximately 410 basis points due to recent generic introductions. Same store prescription volumes remained flat, on a 30-day equivalent basis, in the three months ended June 30, 2017. The previously-announced restricted networks that exclude CVS Pharmacy had a negative impact of approximately 460 basis points on same store prescription volumes.

Front store same store sales declined 2.1% in the three months ended June 30, 2017. The shift of the Easter holiday to the second quarter in 2017 from the first quarter in 2016 had an approximately 75 basis point positive impact. Front store same store sales were negatively impacted by softer customer traffic and efforts to rationalize promotional strategies, partially offset by an increase in basket size.

For the three months ended June 30, 2017, the generic dispensing rate increased approximately 130 basis points to 87.2% in our Pharmacy Services Segment and increased approximately 150 basis points to 87.6% in our Retail/LTC Segment, compared to the prior year.

Operating Profit

Consolidated operating profit for the three months ended June 30, 2017, decreased $240 million, or 10.2%. The decrease was partially due to a goodwill impairment charge of $135 million related to the RxCrossroads reporting unit within the Retail/LTC Segment. Additionally, the previously-announced restricted networks that exclude CVS Pharmacy and continued reimbursement pressure in the Retail/LTC Segment negatively impacted operating profit.  This was partially offset by growth in pharmacy network claim volume and growth in specialty pharmacy in the Pharmacy Services Segment and a $71 million decrease in acquisition-related integration costs in the three months ended June 30, 2017 versus the same quarter last year.

Net Income and Earnings Per Share

Net income for the three months ended June 30, 2017 increased $174 million or 18.8%, to $1.1 billion. The increase was primarily due to the absence of  a $542 million loss on early extinguishment of debt in the current year, partially offset by the $240 million decrease in operating profit and an increase in the effective income tax rate, from 39.5% to 41.1%. The increase in the tax rate was primarily due to the nondeductible goodwill impairment charge of $135 million, or 280 basis points, partially offset by $14 million in discrete tax benefits related to the required adoption of new accounting guidance for share-based compensation on January 1, 2017.

GAAP earnings per diluted share from continuing operations (“GAAP diluted EPS”) for the three months ended June 30, 2017 was $1.07, compared to $0.86 in the prior year. Adjusted earnings per share (“Adjusted EPS”) for the three months ended June 30, 2017 and 2016, was $1.33 and $1.32, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

Guidance

The Company narrowed and revised full year GAAP diluted EPS guidance to $4.92 to $5.02, including the goodwill impairment charge, from $5.02 to $5.18. The Company narrowed full year Adjusted EPS guidance to $5.83 to $5.93 from $5.77 to $5.93.

In the third quarter, the Company expects to deliver GAAP diluted EPS of $1.20 to $1.23 and Adjusted EPS of $1.47 to $1.50 which are affected by the timing of the Medicare Part D operating profit between the third and fourth quarters relative to the prior year, resulting from the variability between the quarters as members move through the risk corridor. The third quarter GAAP diluted EPS guidance also includes an estimated loss on the previously-disclosed settlement of a defined benefit pension plan.

The Company confirmed its 2017 cash flow from operations guidance of $7.7 to $8.6 billion and free cash flow guidance of $6.0 to $6.4 billion. These 2017 guidance estimates assume the completion of $5.0 billion in share repurchases.

Real Estate Program

During the three months ended June 30, 2017, the Company opened 27 new retail locations and closed three retail locations. In addition, the Company relocated 10 retail locations. As of June 30, 2017, the Company operated 9,700 retail locations, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

As previously disclosed, the Company intends to close a total of approximately 70 retail stores during 2017 and expects to take a cumulative charge of approximately $220 million primarily associated with the remaining lease obligations of such stores. The Company closed 63  retail stores and took a charge of $205 million in the six months ended June 30, 2017. The Company expects to close approximately seven additional retail stores during the remainder of 2017.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its 9,700 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

 — Tables Follow —

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2017	2016 (1)	2017	2016 (1)

Net revenues	$45,685	$43,725	$90,199	$86,940
Cost of revenues	38,750	36,710	76,684	73,181
Gross profit	6,935	7,015	13,515	13,759
Operating expenses	4,818	4,658	9,605	9,217
Operating profit	2,117	2,357	3,910	4,542
Interest expense, net	247	280	499	563
Loss on early extinguishment of debt	—	542	—	542
Other expense	7	7	14	16
Income before income tax provision	1,863	1,528	3,397	3,421
Income tax provision	766	604	1,338	1,350
Income from continuing operations	1,097	924	2,059	2,071
Income (loss) from discontinued operations, net of tax	1	—	(8)	—
Net income	1,098	924	2,051	2,071
Net income attributable to noncontrolling interest	—	—	(1)	(1)
Net income attributable to CVS Health	$1,098	$924	$2,050	$2,070

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$1.07	$0.86	$2.00	$1.91
Loss from discontinued operations attributable to CVS Health	$—	$—	$(0.01)	$—
Net income attributable to CVS Health	$1.07	$0.86	$1.99	$1.91
Weighted average shares outstanding	1,019	1,070	1,024	1,081
Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$1.07	$0.86	$1.99	$1.90
Loss from discontinued operations attributable to CVS Health	$—	$—	$(0.01)	$—
Net income attributable to CVS Health	$1.07	$0.86	$1.98	$1.90
Weighted average shares outstanding	1,024	1,075	1,029	1,087
Dividends declared per share	$0.50	$0.425	$1.00	$0.85

(1)

Effective January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,  which resulted in a retrospective reclassification of $7 million and $16 million of net benefit costs from operating expenses to other expense in the three and six months ended June 30, 2016, respectively.

CVS HEALTH CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
In millions, except per share amounts	2017	2016

Assets:
Cash and cash equivalents	$2,094	$3,371
Short-term investments	75	87
Accounts receivable, net	12,274	12,164
Inventories	14,271	14,760
Other current assets	690	660
Total current assets	29,404	31,042
Property and equipment, net	10,073	10,175
Goodwill	38,130	38,249
Intangible assets, net	13,354	13,511
Other assets	1,564	1,485
Total assets	$92,525	$94,462

Liabilities:
Accounts payable	$7,874	$7,946
Claims and discounts payable	9,708	9,451
Accrued expenses	8,133	6,937
Short-term debt	1,100	1,874
Current portion of long-term debt	42	42
Total current liabilities	26,857	26,250
Long-term debt	25,622	25,615
Deferred income taxes	4,210	4,214
Other long-term liabilities	1,689	1,549

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,710 shares issued and 1,015 shares outstanding at June 30, 2017 and 1,705 shares issued and 1,061 shares outstanding at December 31, 2016	17	17
Treasury stock, at cost: 694 shares at June 30, 2017 and 643 shares at December 31, 2016	(37,414)	(33,452)
Shares held in trust: 1 share at June 30, 2017 and December 31, 2016	(31)	(31)
Capital surplus	31,871	31,618
Retained earnings	40,005	38,983
Accumulated other comprehensive income (loss)	(306)	(305)
Total CVS Health shareholders’ equity	34,142	36,830
Noncontrolling interest	5	4
Total shareholders’ equity	34,147	36,834
Total liabilities and shareholders’ equity	$92,525	$94,462

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
In millions	2017	2016 (1)
Cash flows from operating activities:
Cash receipts from customers	$88,343	$84,324
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(73,748)	(70,851)
Cash paid to other suppliers and employees	(7,000)	(7,019)
Interest received	10	9
Interest paid	(539)	(615)
Income taxes paid	(1,534)	(1,762)
Net cash provided by operating activities	5,532	4,086

Cash flows from investing activities:
Purchases of property and equipment	(888)	(1,102)
Proceeds from sale of property and equipment and other assets	13	11
Acquisitions (net of cash acquired) and other investments	(315)	(168)
Purchase of available-for-sale investments	—	(39)
Maturity of available-for-sale investments	16	67
Net cash used in investing activities	(1,174)	(1,231)

Cash flows from financing activities:
Increase (decrease) in short-term debt	(774)	745
Proceeds from issuance of long-term debt	—	3,455
Repayments of long-term debt	—	(3,579)
Purchase of noncontrolling interest in subsidiary	—	(39)
Dividends paid	(1,028)	(929)
Proceeds from exercise of stock options	189	193
Payments for taxes related to net share settlement of equity awards	(60)	(71)
Repurchase of common stock	(3,961)	(3,960)
Other	(1)	(4)
Net cash used in financing activities	(5,635)	(4,189)
Effect of exchange rate changes on cash and cash equivalents	—	2
Net decrease in cash and cash equivalents	(1,277)	(1,332)
Cash and cash equivalents at the beginning of the period	3,371	2,459
Cash and cash equivalents at the end of the period	$2,094	$1,127

Reconciliation of net income to net cash provided by operating activities:
Net income	$2,051	$2,071
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,242	1,236
Goodwill impairment	135	—
Stock-based compensation	108	107
Loss on early extinguishment of debt	—	542
Deferred income taxes and other noncash items	21	75
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(114)	(1,279)
Inventories	492	(167)
Other current assets	(31)	(170)
Other assets	(38)	(53)
Accounts payable and claims and discounts payable	180	1,164
Accrued expenses	1,345	555
Other long-term liabilities	141	5
Net cash provided by operating activities	$5,532	$4,086

(1)

Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $63 million of excess tax benefits from financing activities to operating activities which increased net cash provided by operating activities and increased cash used in financing activities for the six months ended June 30, 2016.

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, charges in connection with store rationalization, goodwill impairments, adjustments to legal reserves in connection with certain legal settlements, losses on early extinguishments of debt, and losses on settlements of defined benefit pension plans, divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Earnings Per Share

(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2017	2016	2017	2016

Income before income tax provision	$1,863	$1,528	$3,397	$3,421
Non-GAAP adjustments:
Amortization of intangible assets	203	197	403	396
Acquisition-related integration costs (1)	10	81	25	142
Charges in connection with store rationalization (2)	6	—	205	—
Goodwill impairment (3)	135	—	135	—
Charge related to a disputed 1999 legal settlement	—	—	—	3
Loss on early extinguishment of debt	—	542	—	542
Adjusted income before income tax provision	2,217	2,348	4,165	4,504
Adjusted income tax provision	852	923	1,586	1,770
Adjusted income from continuing operations	1,365	1,425	2,579	2,734
Net income attributable to noncontrolling interest	—	—	(1)	(1)
Adjusted income allocable to participating securities	(4)	(6)	(10)	(13)
Adjusted income from continuing operations attributable to CVS Health	$1,361	$1,419	$2,568	$2,720

Weighted average diluted shares outstanding	1,024	1,075	1,029	1,087
Adjusted EPS	$1.33	$1.32	$2.50	$2.50

(1)	In 2017, the integration costs relate to the acquisition of Omnicare. In 2016, the integration costs relate to the acquisitions of Omnicare and the pharmacies and clinics of Target.
(2)	Primarily represents charges for noncancelable lease obligations associated with stores closed in connection with our enterprise streamlining initiative.
(3)	The goodwill impairment relates to the RxCrossroads reporting unit within the Retail/LTC Segment.

Free Cash Flow

(Unaudited)

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	June 30,
In millions	2017	2016 (1)

Net cash provided by operating activities	$5,532	$4,086
Subtract: Additions to property and equipment	(888)	(1,102)
Free cash flow	$4,644	$2,984

(1)

Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $63 million of excess tax benefits from financing activities to operating activities which increased net cash provided by operating activities for the six months ended June 30, 2016.

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

	Pharmacy
	Services	Retail/LTC	Corporate	Intersegment	Consolidated
In millions	Segment(1)	Segment	Segment	Eliminations(2)	Totals
Three Months Ended
June 30, 2017:
Net revenues	$32,325	$19,554	$—	$(6,194)	$45,685
Gross profit (3)	1,469	5,675	—	(209)	6,935
Operating profit (loss) (4)(5)	1,135	1,411	(240)	(189)	2,117
June 30, 2016:
Net revenues	29,510	19,998	—	(5,783)	43,725
Gross profit (3)	1,367	5,837	—	(189)	7,015
Operating profit (loss) (5)(6)	1,039	1,711	(220)	(173)	2,357
Six Months Ended
June 30, 2017:
Net revenues	63,548	38,895	—	(12,244)	90,199
Gross profit (3)	2,565	11,351	—	(401)	13,515
Operating profit (loss) (4)(5)	1,919	2,822	(466)	(365)	3,910
June 30, 2016:
Net revenues	58,275	40,110	—	(11,445)	86,940
Gross profit (3)	2,469	11,667	—	(377)	13,759
Operating profit (loss) (5)(6)	1,823	3,495	(432)	(344)	4,542

(1)

Net revenues of the Pharmacy Services Segment include approximately $2.7 billion and $2.6 billion of retail co‑payments for the three months ended June 30, 2017 and 2016, respectively, as well as $5.8 billion and $5.6 billion of retail co-payments for the six months ended June 30, 2017 and 2016, respectively.

(2)

Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at the Company’s retail pharmacies to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail, or when members have prescriptions filled at the Company’s long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)

The Retail/LTC Segment gross profit for the three months ended June 30, 2017 and 2016 includes $5 million and $6 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment gross profit for the six months ended June 30, 2017 and 2016 includes $5 million and $10 million, respectively, of acquisition-related integration costs. The integration costs in 2017 are related to the acquisition of Omnicare and the integration costs in 2016 are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(4)

The Retail/LTC Segment operating profit for the three and six months ended June 30, 2017 includes a $135 million goodwill impairment charge. The Retail/LTC Segment operating profit for the three and six months ended June 30, 2017 also includes $6 million and $205 million, respectively, of charges associated with store closures.

(5)

The Retail/LTC Segment operating profit for the three months ended June 30, 2017 and 2016 includes $10 million and $81 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment operating profit for the six months ended June 30, 2017 and 2016 includes $25 million and $142 million, respectively, of acquisition-related integration costs. The integration costs in 2017 are related to the acquisition of Omnicare and the integration costs in 2016 are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(6)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which increased consolidated operating profit by $7 million and $16 million in the three and six months ended June 30, 2016, respectively.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions	2017	2016	2017	2016
Net revenues	$32,325	$29,510	$63,548	$58,275
Gross profit	1,469	1,367	2,565	2,469
Gross profit % of net revenues	4.5%	4.6%	4.0%	4.2%
Operating expenses (1)	334	328	646	646
Operating expenses % of net revenues	1.0%	1.1%	1.0%	1.1%
Operating profit (1)	1,135	1,039	1,919	1,823
Operating profit % of net revenues	3.5%	3.5%	3.0%	3.1%
Net revenues:
Mail choice (2)	$11,512	$10,646	$22,360	$20,796
Pharmacy network (3)	20,741	18,778	41,042	37,314
Other	72	86	146	165
Pharmacy claims processed (90 Day = 3 prescriptions) (4)(5):
Total	441.6	403.2	882.1	805.1
Mail choice (2)	65.6	62.3	129.3	123.3
Pharmacy network (3)	376.0	340.9	752.8	681.8
Generic dispensing rate (4)(5):
Total	87.2%	85.9%	87.1%	85.7%
Mail choice (2)	83.1%	81.2%	82.9%	80.8%
Pharmacy network (3)	87.9%	86.8%	87.8%	86.6%
Mail choice penetration rate (4)(5)	14.9%	15.5%	14.7%	15.3%

(1)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $1 million for the three months ended June 30, 2016. For the six months ended June 30, 2016, the adoption of ASU 2017-07 decreased operating expenses and increased operating profit by $3 million.

(2)

Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect®  claims picked up at retail, as well as prescriptions filled at our retail pharmacies under the Maintenance Choice® program.

(3)

Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice activity, which is included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including our retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(4)

Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(5)

The pharmacy claims processed, the generic dispensing rate and the mail choice penetration rate for the three and six months ended June 30, 2016 has been revised to reflect 90-day prescriptions to the equivalent of three 30-day prescriptions.

Supplemental Information

(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions	2017	2016	2017	2016
Net revenues	$19,554	$19,998	$38,895	$40,110
Gross profit (1)(2)	5,675	5,837	11,351	11,667
Gross profit % of net revenues	29.0%	29.2%	29.2%	29.1%
Operating expenses (1)(2)(3)(4)	4,264	4,126	8,529	8,172
Operating expenses % of net revenues	21.8%	20.6%	21.9%	20.4%
Operating profit (4)	1,411	1,711	2,822	3,495
Operating profit % of net revenues	7.2%	8.6%	7.3%	8.7%
Prescriptions filled (90 Day = 3 prescriptions) (5)	301.6	300.9	604.7	606.0
Net revenue increase (decrease):
Total	(2.2)%	16.0%	(3.0)%	17.3%
Pharmacy	(2.5)%	21.2%	(3.1)%	22.4%
Front Store	(1.3)%	(0.6)%	(2.6)%	1.0%
Total prescription volume (90 Day = 3 prescriptions) (5)	0.2%	23.2%	(0.2)%	24.8%
Same store sales increase (decrease) (6):
Total	(2.6)%	2.1%	(3.7)%	3.1%
Pharmacy	(2.8)%	3.9%	(3.7)%	4.7%
Front Store	(2.1)%	(2.5)%	(3.5)%	(0.9)%
Prescription volume (90 Day = 3 prescriptions) (5)	0.0%	3.5%	(0.7)%	4.7%
Generic dispensing rates	87.6%	86.1%	87.6%	85.9%
Pharmacy % of net revenues	74.6%	74.8%	74.6%	74.7%

(1)

Gross profit and operating expenses for the three months ended June 30, 2017 each include $5 million of acquisition-related integration costs. Gross profit and operating expenses for the six months ended June 30, 2017 include $5 million and $20 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

(2)

Gross profit and operating expenses for the three months ended June 30, 2016 include $6 million and $75 million, respectively, of acquisition-related integration costs. Gross profit and operating expenses for the six months ended June 30, 2016 includes $10 million and $132 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(3)

Operating expenses for the three and six months ended June 30, 2017 include a $135 million goodwill impairment charge. Operating expenses for the three and six months ended June 30, 2017 also includes $6 million and $205 million, respectively, of charges associated with store closures.

(4)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $6 million for the three months ended June 30, 2016. For the six months ended June 30, 2016, the adoption of ASU 2017-07 decreased operating expenses and increased operating profit by $13 million.

(5)

Includes the adjustment to convert 90-day non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(6)	Same store sales and prescriptions exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, LTC operations and from commercialization services.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted EPS.

	Year Ending
In millions, except per share amounts	December 31, 2017

Income before income tax provision	$8,332	$8,498
Non-GAAP adjustments:
Amortization of intangible assets	820	820
Acquisition-related integration costs	45	45
Charges in connection with store rationalization	220	220
Goodwill impairment	135	135
Loss on settlement of defined benefit pension plan	220	220
Adjusted income before income tax provision	9,772	9,938
Adjusted income tax provision	3,782	3,850
Adjusted income from continuing operations	5,990	6,088
Net income attributable to noncontrolling interest	(1)	(1)
Adjusted income allocable to participating securities	(22)	(22)
Adjusted income from continuing operations attributable to CVS Health	$5,967	$6,065

Weighted average diluted shares outstanding	1,023	1,023
Adjusted earnings per share	$5.83	$5.93

	Three Months Ending
In millions, except per share amounts	September 30, 2017

Income before income tax provision	$2,004	$2,077
Non-GAAP adjustments:
Amortization of intangible assets	205	205
Acquisition-related integration costs	15	15
Charge in connection with store rationalization	10	10
Loss on settlement of defined benefit pension plan	220	220
Adjusted income before income tax provision	2,454	2,527
Adjusted income tax provision	956	988
Adjusted income from continuing operations	1,498	1,539
Net income attributable to noncontrolling interest	—	—
Adjusted income allocable to participating securities	(3)	(3)
Adjusted income from continuing operations attributable to CVS Health	$1,495	$1,536

Weighted average diluted shares outstanding	1,020	1,021
Adjusted earnings per share	$1.47	$1.50

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Free Cash Flow.

	Year Ending
In millions	December 31, 2017
Net cash provided by operating activities	$7,700	$8,600
Subtract: Additions to property and equipment	(2,000)	(2,400)
Add: Proceeds from sale-leaseback transactions	300	200
Free cash flow	$6,000	$6,400